Exhibit 10.55

FIRST AMENDMENT TO CONTRACT
This FIRST AMENDMENT TO CONTRACT dated as of October 9, 2018 (this “Amendment”) is made between Spire STL Pipeline LLC (“Company”) and Michels Corporation (“Contractor”).
WHEREAS, Company and Contractor are parties to that certain Contract for Procurement and Installation of Gas Pipeline dated as of April 26, 2018 (the “Contract”);
WHEREAS, on or about July 24, 2018, Company and Contractor agreed to suspend the Contract; and
WHEREAS, Company and Contractor now desire to amend the Contract in accordance with the terms of this First Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Company and Contractor each agree as follows:
1.Pricing. Subject to paragraph 5(e), the original Unit Pricing and quantities detailed in the Contract remain in effect.
2.Delay Fees. On or before five business days after receiving an invoice from Contractor, Company will pay to Contractor $1,750,000 to Contractor’s account, for delay fees associated with Company delaying the initial Construction Mobilization Date into the second Delay Period before Company and Contractor agreed to suspend the Contract. The concept of delay fees and Delay Periods is hereby deleted from the Contract, including Sections 25.3 and 25.4 of the Contract.
3.Substantial Completion. Section 1.4.2 and Section 1.4.2.1 on Exhibit M – Completion Process to the Contract are deleted in their entirety and replaced as follows (1.4.2.2-1.4.2.10 shall remain unchanged):
1.4.2    Conditions Precedent to Substantial Completion. Substantial Completion shall be achieved on the date on which all of the following conditions have been satisfied, excluding completion of (1) minor items of Work that would not affect the performance or operation of the Work to be included on the Punchlist, and (2) restoration requirements including any FERC Restoration Requirements:
1.4.2.1 the Contractor has submitted a certification by the Contractor that construction of the Project is Substantially Complete;
4.Guaranteed Substantial Completion Date; Revised Schedule. The Guaranteed Substantial Completion Date is now May 15, 2019, as more particularly set forth on the revised schedule attached hereto as Appendix A. Exhibit B to the Contract is hereby replaced with Appendix A to this Amendment.
5.FERC Restoration Requirements. Contractor will complete the restoration requirements required by the FERC as set forth in Section V Restoration of FERC’s Upland Erosion Control, Revegetation, and Maintenance Plan (the “FERC Restoration Requirements”) on or before 30 days after the Guaranteed Substantial Completion Date (the “FERC Restoration Completion Date”).
6.Early Completion Incentives. If Contractor achieves Substantial Completion under the Contract Documents on or before April 24, 2019 (the “First Early Completion Date”), Company will pay Contractor an additional $2,000,000. If Contractor achieves Substantial Completion under the Contract Documents after the First Early Completion Date and on or before May 1, 2019 (the “Second Early Completion Date”), Company will pay Contractor an additional $1,000,000.

7.Commencement; Delayed Commencement.
(a)    The Construction Mobilization Date is changed from June 25, 2018 to November 1, 2018. The Construction Mobilization Date and construction mobilization also now encompass mobilization to clear trees. The HDD Mobilization Date is now the same date as the Construction Mobilization Date.
(b)    Company will have the right to delay the Construction Mobilization Date, and Contractor will not begin construction mobilization until it receives a written mobilization notice from Company (the “Mobilization Notice”).
(c)    Contractor will commence construction on or before 30 days after receipt of the Mobilization Notice. If Company sends the Mobilization Notice after November 15, 2018 and on or before December 2, 2018, then Contractor will not be obligated to commence construction until January 2, 2019.
(d)    To the extent Company elects to delay the Construction Mobilization Date and to delay the issuance of the Mobilization Notice past November 1, 2018, then the First Early Completion Date, Second Early Completion Date, and Guaranteed Substantial Completion Date will be extended for a corresponding number of days delayed. If Company sends the Mobilization Notice after November 8, 2018 and on or before November 15, 2018, then the Guaranteed Substantial Completion Date, First Early Completion Date, and Second Early Completion Date will be extended an additional week in addition to any day for day corresponding delay.
(e)    If Company fails to issue the Mobilization Notice on or before December 15, 2018, then Contractor and Company will each have the right, at any time, to terminate the Contract without further liability to the other party. If neither Party elects to terminate the Contract, the Guaranteed Substantial Completion Date, First Early Completion Date, and Second Early Completion Date will be suspended until such time as the Parties can negotiate and agree upon alternate dates and Unit Pricing.
8.Winter Construction. If construction commences on or before January 15, 2019, then Company will pay Contractor an additional $9,000,000 (the “Winter Costs”) as full payment for any winter-related construction cost increases. Accordingly, Contractor assumes responsibility for any winter-related construction cost increase. Company will pay the Winter Costs as follows: (a) $4,500,000 on or before five Business Days after receipt of Contractor’s invoice after Contractor commences its construction mobilization for the pipeline construction Work; (b) $2,250,000 included in the first invoice for the month for which construction starts and paid with such invoice; and (c) $2,250,000 included in the following month’s invoice and paid with such invoice.

9.HDD Double Shifts. Company will pay Contractor an additional $1,000,000 for the additional labor expenses and for Contractor to work double shifts until the Mississippi HDD is completed, which will be completed on or before the Guaranteed Substantial Completion Date.
10.Liquidated Damages. Liquidated damages will continue to apply with respect to the revised Guaranteed Substantial Completion Date. Liquidated damages will also apply if Contractor fails to complete the FERC Restoration Requirements on or before the FERC Restoration Completion Date; provided, that, liquidated damages will no longer apply with respect to the FERC Restoration Requirements after the FERC accepts the restoration work for the purpose of placing the Project into service. The FERC Restoration Completion Date will be extended day for day (1) for each day that Contractor becomes liable for liquidated damages due to a delay in achieving Substantial Completion, and (2) for any reason that the Guaranteed Substantial Completion Date would be permitted to be extended under the Contract. All liquidated damages in the aggregate, whether incurred due to delay in achieving Substantial Completion or completing the FERC Restoration Requirements, will be subject to the cap set forth in Section 1.2.1.2 of Exhibit N to the Contract.

11.Land Acquisition Process. Company will keep Contractor updated regarding Company’s land acquisition process and approval process for Permits to be obtained by Company. Company shall work cooperatively with Contractor to enable construction earlier than December 1, 2018 upon Company gaining clearance on Permits to be obtained by Company and rights of way required to fully construct the mainline or HDDs.
12.Interpretation. Capitalized terms used and not defined this Amendment have the meanings assigned to them in the Agreement. The recitals of this Amendment are by this reference incorporated into this Amendment. If there is any conflict between the terms of this Amendment and the Agreement, this Amendment controls.

13.Ratification; Counterparts. Except as hereby amended, the Agreement is once again and continues in full force and effect. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Electronic copies of any signed original document shall be deemed the same as delivery of an original.

IN WITNESS HEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date and year written above.

CONTRACTOR: Michels Corporation By: /s/ Matthew J. Westphal Matthew J. Westphal Vice President - Pipeline Operations	COMPANY: Spire STL Pipeline LLC By: /s/ Scott Jaskowiak Scott Jaskowiak President

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